Exhibit 10.2

Loan Contract
No.: 932021104101001
Type of Loan: Short-term Working Capital Loan

Borrower (Hereinafter referred to as Party A): Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Legal Representative ( or Person-in-Charge): Guihua Lan

Address: No.2 Jing You Road, Kunming National Economy and Technology Developing District
Zip code: ____________
Tel: _________________ Fax: _____________________

Lender (Hereinafter referred to as Party B): Yunnan Fudian Bank Co., Ltd. (Fudian Bank), Kunming Hi-tech Development Zone Branch

Address: No.1-6, Block B,  Hecheng Century Park , Kunming Hi-tech Development Zone
Zip Code: ____________
Tel: ___________________ Fax: _________________

Legal Representative (or Person-in-Charge): Wei Lu

Party A applies for a loan and Party B agrees on it. Pursuant to the "Contract Laws of the PRC", "General Rules on Loans" and other relevant laws, regulations and rules, Party A and Party B, through consultations, mutually agree to enter into this contract ( “Contract”) as follows:

1.   Loan Amount
 Party A applies for a loan amount of RMB 8 million yuan ( in words) ,  RMB 8,000,000 (in figures) from Party B.
2.  Purpose of Loan
The loan shall be used by Party A as turnover operating funds.  Without the written consent of Party B, Party A shall not change the loan purpose.
3. Term of Loan
3.1 The loan term is one year as agreed in this Contract, dated from April 22, 2011 to April 21, 2012.
3.2 When the commence date of loan term under the Contract differs from that of the loan receipt, the actual release date recorded in the receipt shall prevail, and the promissory deadline of the loan shall be adjusted accordingly. The receipt for the loan constitutes part of this Contract and shall have the same legal force. When other items recorded in the receipt, excluding the above mentioned commence date of loan term, differ from those provisions under this Contract, this Contract shall prevail.

4. Loan Interest Accrual, Interest Rate, Interest Settlement and Penalty Interest
4.1 Interest Accrual and the Interest Rate

The loan interest rate under the Contract shall be determined with the following means in type (a):
a. The loan interest rate under the Contract executes the floating interest rate, which is subject to floating (up / down ) by 43% based on the benchmark rate, and the benchmark rate will be adjusted every 3  months.

b. The loan interest rate under the Contract executes the fixed interest rate, which means the interest rate remains unchanged within loan period upon effectiveness of the contract

4.2 Interest Settlement

The loan interest shall be calculated from the date when the loan was actually transferred to the party A’s account. The interest on the loan hereunder shall be calculated on a daily basis and settled on a monthly basis, with the date of settlement falling on the 20th day of each month. The daily rate shall be calculated by dividing the monthly rate by 30.

4.3  Adjustment to the Interest Rate and Interest Settlement

Should any provision under the Contract (including provisions on interest accrual, interest rate, interest settlement, releasing of loan, entrusted payment by the lender, payment by the borrower) contradict to certain regulations that had been revised by the People’s Bank of China or China Banking Regulatory Commission during the term of the Contract, Party B is entitled to put into practice pursuant to revised regulations without informing Party A.

4.4 Penalty Interest and Compound Interest

4.4.1 if party A fail to pay off when the loan matures or early matured, Party B is entitled to charge a penalty interest at a rate of 150% over the current interest rate as agreed in Section 4.1 under the Contract. The penalty interest shall be calculated from the date of overdue till the date when Party A pay off the loan, and it shall be charged in the way as set forth in the Contract.

According to the provision of interest settlement as prescribed in the Contract, a compound interest with the above mentioned penalty interest rate will be charged to those interest and penalty interest fail to be paid on time, until the principal and interest of this loan are paid off.

4.4.2  Party A must utilize the loan in accordance with its purpose of use as set forth in the Contract; otherwise, Party B is entitled to charge penalty interest.  The penalty interest shall be calculated from the date when the borrower violates the provision on loan use till the date when the borrower pays off the loan. The penalty interest rate shall be calculated at a rate of 200% over the current interest rate as set in Section 4.1 under the Contract, and be charged pursuant to methods of interest accrual and interest settlement under the Contract.

According to the provision of interest settlement as set forth in the Contract, a compound interest with the above mentioned penalty interest rate will be charged to those interest and penalty interest fail to be paid on time, until the principal and interest of this loan are paid off.

5.  Loan Release and Usage of Loan

5.1   Loan Release

Unless the following preconditions constantly are satisfied,  Party B has the obligation to release the loan except abandoning totally or partly by Party B:

a.	Party A has completed the related approval, registration, delivery, insurance and other statutory procedures under this contract;
b.	Where a guaranty is placed for the Contract, the guaranty contract accepted by Party B has been signed and the guaranty right has taken into force.
c.	Party A does not violate the terms stipulated in the Contract
d.	Other precondition for Loan Release between Party A and Party B: ( blank)

5.1.2  The loan shall be released by Party B to Party A’s Deposit account ( Acc#: 932021010001928752) opened with Party B within five business days after Party A meets all of the above mentioned requirements under Section 5.1.1of the Contract.

Party A may apply to withdraw the loan separately from Party B, but the total withdrawal amount at each time shall not exceed the amount as stipulated in Section 1 under the Contract. In addition, Party A shall also meet the requirements for withdrawal.

Where the actual date of loan release is not in consistent with the expected date as prescribed in the Contract due to party A’s failure in meeting requirements of loan release or delay in the application, the loan release date shall be subject to the date recorded in the receipt and the date of payment remains being subject to the provision of the Contract.

5.1.3 The above mentioned account is defined as the one opened by Party A in the party B’s bank and specifically for purpose of receiving the loan released by Party B.

If Party A fails to open an above account, Party B is entitled to refuse release of the loan.

5.2  Loan usage

5.2.1 Party A shall use the loan in the way as set forth in the Contract and shall be monitored by Party B.

5.2. 2  Party A shall use the payment methods by entrusting Party B under the following conditions:

 (1) Party A’s single amount_____________, payable to _________________
 (2)  the following situations identified by the Bank (Party B) :   ( blank)

a.  Party A provides Party B with the Entrusting Payment Application and basic corresponding documents related to loan payment
b.  Upon passing examination of Party B, and based on the Payee recorded in the Entrusting Payment Application and amount, the fund in the party A’s corresponding loan account shall be paid to the designated payee.
  For the fund that shall be used the entrusted payment methods, Party A shall not use the dismembered way to avoid the Contract bound, Party A shall not directly sign a check to pay the payee without Party B’s verification.

5.2.3 Party A can make the payment by its own way unless the entrusted payment methods as set forth in the Contract

5.2.4  Party A shall submit a summary reporting how the loan is used on monthly basis and provide Party B with relevant financial statements and materials periodically. Party B is entitled to check up party A’s business condition and review materials relating to accounting and financial statements, in order to determine that the loan is used as the way set forth in the Contract. Party A shall be cooperative for this purpose and shall not refuse to do so.

6. Repayment of Loan

6.1 Principle of Repayment

The loan repayment under the Contract shall follow the principle of paying back the interest (including penalty interest and compound interest) first, then the principal.

6.2 Plan of Repayment

6.2.1 Payment of Interest

Party A shall pay the interest matures at the interest settlement day as set forth in the Contract. The first pay-interest date is determined as the first interest settlement date soon after the loan is released.  Interest shall be paid off with principal at the last repayment.

6.2.2 Repayment of Principal

Party A shall pay the principal in full amount on mature date as stipulated in the Contract. Principal repayment plan shall be settled according to the first method below;

 1.  Party A shall repay all principal under the Contract upon expiration of the loan term
 2.  Repayment by installment.  Principal repayment plan is as follows:

a.	Date Amount: RMB ( blank)
b.	Date Amount: RMB ( blank)
c.	Date Amount: RMB ( blank)
d.	Date Amount: RMB ( blank)
e.	Date Amount: RMB ( blank)
f.	Date Amount: RMB ( blank)

6.2.3 Party A shall repay the corresponding amount of principal in the Contract at the date set forth above for the installments. The Party shall repay all principal at the date of its balance of principal is not sufficient which it shall repay.

Party A shall pay all debts under the Contract upon expiration of the term as set forth in Section 3.

6.3  Source of Repayment

6.3.1 party A’s source of repayment for principal and interest in the Contract ( including bit not limited to):

a.
b.
6.3.2  Party A signed any other contracts that are subject to Party A’s source of repayment; these agreements shall not affect Party’s repayment obligation under the Contract. No matter what happen, Party A shall not take this as an excuse for not performing its obligation of repayment under the Contract.

6.4. Repayment method

6.4.1. Party A shall open an deposit account for repayment with Party B:

Account holder:_______________.  Account number:________________.
Party A shall prepare sufficient amount payable on the Party B’s account prior to the repayment date as stipulated in this contract and transfer fund to repay loans, and shall authorize Party B to deduct fund from this account to pay the due loans.

6.4.2. The remaining amount in the above repayment account and capital inflows shall meet the following requirements:___________________ (blank)

6.5 Repayment ahead of Schedule

6.5.1 Party A only needs to inform Party B in advance when it intends to pay the interest ahead of schedule.

6.5.2 If party A intends to repay the principal ahead of schedule, it shall summit a written application to Party B 30 business days in advance, and shall pay back part of or the entire principal under Party B’s consent.

6.5.3 If party A pays back the principal ahead of schedule, the interest shall be calculated by total days of actual loan using at an interest rate as agreed in Provision 4 under the Contract.

6.5.4. If party A repays the loan by installments, for example, paying back part of principal ahead of schedule, the repayment order shall be contrary to the repayment schedule. Except for those have been paid ahead of schedule, the rest loan still follows the loan interest rate as agreed in the Contract.

7. Loan Guaranty

7.1 The loan under the Contract shall be secured by pledge under the following type (3):

   (1)   Guarantee (2) mortgage  (3) pledge and (4)  other

7.2 Party A is obliged to provide assistance for  Party B and guarantor in entering into the Guarantee Agreement (No.93222112410100101) for guaranteed matters under the Contract and getting through certain procedures such as registration, delivery and insurance, etc. Breach of the Guarantee Agreement by the guarantor shall be deemed as fundamental breach of the Contract.

8. Party A’s Rights and Obligations

8.1  Rights

8.1.1 Party A shall request the loan to be released by Party B in agreed time and amount under this Contract.

8.1.2 Party A shall use the loan pursuant to its purpose as set forth in the Contract;

8.1.3 Party A shall request Party B to keep a secret for its financial materials and commercial information concerning its business situation, except for information that is required by laws and regulations to be disclosed.

8.2  Obligations

8.2.1  Party A shall provide Party B with materials concerning financial data and business situation, including but not limited to the Balance Sheet and Income Statement of last quarter, within 10 days in the first month of each quarter, and provide the annual Cash Flow Statement by the end of year.

8.2.2 Party A shall be responsible for the authenticity, completeness and validity of those material been provided.

8.2.3 Party A shall use the loan pursuant to the purpose as agreed in this Contract, and may not embezzle the loan.

8.2.4 Party A shall be cooperative on party B’s review and supervision over its business situation, the financial performance and the loan use.

8.2.5 Party A shall pay back the principal and interest on the date as prescribed in the Contract.

8.2.6 Before the full repayment of the principal and interest, Party A may not use the asset generated from the loan under the Contract to provide guaranty for third party without obtaining an approval from Party B.

8.2.7 During the validity period of this Contract, if Party A intends to provide guaranty for other person’s debts, which would reduce its ability of paying back the loan under this Contract, it is required to obtain a written consent from Party B in advance.

8.2.8 During the validity period of this Contract, should any condition happen to Party A, such as contracting, leasing, shareholding reform, jointing business, merging, separating, jointing venture, applying for suspension of business for regulation, applying for dismiss or bankruptcy or cessation of business that could significantly damage the enforcement of creditor’s rights by Party B, Party A shall inform party B in written at least 30 days in advance to obtain the approval. At the same time,  Party A  shall commit its obligations of loan repayment and guaranty.

8.2.9 During the validity period of this Contract, should any changes have made to its name, legal representative, address, scope of business, or should any condition happen to Party A, such as increase in registered capital, forced cancellation of registration or revocation of business license, or should the legal representative or the person-in-charge violate the laws or involve in serious lawsuit, or business is in hardship or the financial condition deteriorates as well as other matters, party A shall inform Party B in written within 5 days.

8.2.10 Party A shall be liable for any expense on legal services, insurance, evaluation, registration, custody, notarization and drawing under this Contract and related guaranty.

8.2.11 Party A shall be liable for any expense on enforcing the creditor’s right by party B for Party A’s breach of Contract.

9. Party B’s Rights and Obligations

9.1  Rights

9.1.1 Party B is specially authorized by Party A that it may deduct money in any currency from  Party A’s account opened in Fudian Bank, should Party A fail to pay off the mature debts, including but not limited to the accounts payable under this Contract.

9.1.2 Party B may take credit sanctions against Party A for its escaping from Party B’s supervision, default in payment of principal and interest or other serious conditions of breach of contract, Party B may further send notifications to departments or units concerned, or release a collection notice through public press and media for this purpose.

9.2 Obligations

9.2.1 Party B shall release the loan as agreed in this Contract, unless the delay is caused by the borrower.

9.2.2. Party B shall keep a secret for provided information concerning debts, financial performance, business situation and other information constitutes business secret by Party A, except for those required by laws and regulations to be disclosed.

10. Liabilities for Breach of Contract

10.1 Conditions of Breach of Contract

10.1.1 Party A’s Breach of Contract.

10.1.1.1 The statement or guarantee made by Party A, or the information provided by Party A are found existing serious problem in its accuracy and completeness during the course of executing and performing this contract.

10.1.1.2  Fail to use the loan in the way as prescribed in this Contract.

10.1.1.3  Fail to pay back the principal and interest as agreed in this Contract.

10.1.1.4  Party A shall be deemed as default should any of following conditions happen without further providing effective guarantee at the request of Party B:

a.	Downgraded in credit rating
b.	Weak profitability in major business
c.	Abnormal risk factor existed in loan use
d.	Fail to honor commitments
e.	Unacceptable financial index
f.	Fail to provide relevant effective source documents and material
g.	Serious cross default event happens

10.1.1.5 Prevent Party A from monitoring the progress of loan use.

10.1.1.6 Transfer assets or withdraw funds for purpose of evading debts.

10.1.1.7 During the validity period of this Contract, activities such as contracting, leasing, jointing business, merging, separating, jointing venture, capital reducing, and stock ownership changing performed by Party A, which in Party B’s consideration could or already have affected or harmed its interest under this Contract.

10.1.1.8 Conditions such as cessation of business, suspension of business, forced cancellation of registration or revocation of business license, legal person or person-in-charge’s involvement in illegal activities or litigation, facing serious business or financial status deterioration, which could seriously affect its ability to perform obligations under this Contract.

10.1.1.9 Fail to fulfill its obligation of paying back other debts mature and payable to Fudian Bank.

10.1.1.10 Other conditions that could significantly affect the enforcement of creditor’s right in Party B’s consideration.

10.1.1.11 Violation of other obligations as agreed in this Contract.

10.1.2 Should any of following conditions happen to the guarantor, and Party A fails to provide a new guaranty at the request of Party B, Party A shall be deemed as default:

10.1.2.1. Activities such as contracting, leasing, stock ownership changing, merging, jointing business, separating, jointing venture, capital reducing, stock ownership changing, material asset transferring, applying for suspension of business and regulation, for dissolving, bankrupting, cessation of business, suspension of business, forced cancellation of registration or revocation of business license, legal person or person-in-charge’s involvement in illegal activities or in litigation, facing serious business or financial status deterioration, which could or already have affected its ability of bearing joint liability for guaranty.

10.1.2.2 The guarantor fails to fulfill other debts mature and payable to Fudian Bank, which in Party B’s consideration could or already have damaged its interest under this Contract.

10.1.2.3 Other conditions of breach of contract committed by the guarantor.

10.1.3 Should any of following conditions happen to the mortgagor/pledgor, and Party A fails to provide a new guaranty at the request of Party B, Party A shall be deemed as default:

10.1.3.1 The mortgagor/pledgor fails to effect property insurance required by Party B, or fails to handle the insurance indemnity pursuant to the Mortgage/Pledge Contract when an insurance accident happens.

10.1.3.2 The collateral is damaged, lost or its value is reduced resulting from the activity of the third person, and the mortgagor fails to handle the insurance indemnity pursuant to the Mortgage Contract.

10.1.3.3 The mortgagor grants, transfers, rents, remortgages, moves the collateral or disposes the collateral by other means without obtaining the written approval from Party B.

10.1.3.4 The mortgagor disposes the collateral under consent of Party B; however, it fails to handle the proceeds from collateral disposal pursuant to the Mortgage Contract.

10.1.3.5 The characteristics of the collateral, included but not limited to supposed usage, ownership, life-expectancy, neighboring environment, anticipated income value, liquidity and way of enforcing the liquidity and procedures, could or already have been affected, resulting in the comprehensive value of the collateral be reduced or could be reduced.

10.1.3.6 Other conditions of breach of contract committed by the mortgagor.

10.1.4 Where the Guaranty Agreement or other means of Guaranty has not taken effect, is invalid or has been cancelled, or the guarantor loses part or all of its guaranteeing capability or refuses to fulfill its obligations of guaranty, and Party A fails to provide a new guaranty required by Party B, Party A shall be deemed as default.

10.2 Remedies for Breach of Contract

When the above mentioned conditions of breach of contract happen to party A, Party B may exercise the following right or rights:

10.2.1 Stop releasing the loan and declare that the loan matures immediately, requesting Party A to pay back all the principal, interest, penalty interest, compound interest matured or haven’t matured under this Contract and all the expenses on the enforcement of creditor’s right by Party B.

10.2.2 Request Party A to provide Party B a new guaranty for all the debts under this Contract that could be accepted by Party B.

10.2.3 Add new provisions in terms of loan release and payment or make amendment to the provisions.

10.2.4 Exercise the guaranteed right.

10.2.5 To deduct the amount directly from Party A’s deposit account

10.2.6 Other remedies as prescribed in this Contract.

11. Other Agreements

If the date of withdrawal or repayment is not in a business day during the Contract, then is shall be postponed to the following bank working day.

12. Resolution of Disputes

Any dispute occurring in the performing the contract should be settled through negotiation by both parties. If it fails, the dispute should be solved using the first method below:

1. File a law suit with People’s Court in Party B’s domicile.

2. Submit  (this column is blank)  to arbitration committee (Place of arbitration is: _________). The arbitration shall be conducted in accordance with the arbitration rules effective as of the time of application. The arbitral award is final and has binding upon both parties.

During lawsuit or arbitration, clauses in this contract that are not in controversy shall still be performed. Party A shall still take all obligations of repayment.

13. Effect of the Contract and Its Modification or Termination

13.1 This contract comes into force immediately after the date of executing by both parties or by their authorized agents and will end on the date when the principal, interest, penalty interest, compound interest, liquidated damages and all the other payables were paid off.

13.2 Neither party shall modify the Contract unilaterally or terminate the Contract ahead of expiration date after the Contract become effective, provided that it is otherwise prescribed in this Contract. Both parties shall reach a written agreement between each other to modify or terminate this Contract. And this Contract shall keep performing until a written consent was reached.

14. Notification

During the course of executing and performing this Contract, any document or notice required to be delivered from one party to the other shall be deemed as delivered if it is effectively delivered to the address as specified in this Contract. Both parties shall make sure they have provided accurate and effective addresses. Either party shall notify the other party in written for change of delivery address, otherwise the party fails in notifying shall bear the liability of delay in delivery or incapable of delivery.

15. Recital Clause

15.1 Both parties possess the total capability of executing this Contract, exercising their rights and fulfilling their obligations under this Contract.

15.2 All provisions under this Contract are in compliance with relevant laws and regulations, as well as opinions from departments and persons concerned.

15.3 Party A has a clear knowledge of the business scope and authorization scope of Party B.

15.4 Party A has read all provisions of this Contract. Party B has made explanations for corresponding provisions as per the requirement of Party A. Party A has already had a complete and accurate understanding to the meaning of all provisions under this Contract as well as corresponding legal consequences.

This Contract shall be executed in 3 original copies, one copy for each party and each copy shall have the same legal force.

Borrower: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Legal Representative: Guihua Lan

Lender: Fudian Bank, Branch of Kunming Hi-tech Development Zone
Person-in-charge: Yongkang Zhao

Date: April 22, 2011